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              [LETTERHEAD OF DELOITTE & TOUCHE LLP APPEARS HERE]

                                                                     Exhibit 8.2

January 21, 1998

Boards of Directors
Heritage Federal Savings and
 Loan Association
Heritage Bancorp, Inc.
201 W. Main Street
Laurens,  South Carolina 29360

     Re: State of South Carolina Income Tax Opinion regarding the conversion of Heritage Federal Savings and Loan Association from a federally-chartered mutual savings and loan association to a federally-chartered stock savings and loan association.

Dear Gentlemen:

In accordance with your request, we are providing our opinion regarding the South Carolina income tax consequences of the conversion (the "Stock Conversion") of Heritage Federal Savings and Loan Association from a federally-chartered mutual savings and loan association (the "Association") to a federally-chartered stock savings and loan association (the "Converted Association"). Concurrent with the Stock Conversion, all of the Converted Association's to-be-issued capital stock will be acquired by Heritage Bancorp, Inc. (the "Holding Company"), a newly-organized Delaware-chartered corporation. The Holding Company, which has an authorized capital structure of 10 million shares of common stock and 250,000 shares of preferred stock, will, in accordance with the Plan of Conversion, offer its shares of common stock for sale in a Subscription Offering and, if necessary, a Direct Community Offering.

FACTS
-----

For purposes of our opinion, we have relied on: (1) the facts and assumptions set forth in and the opinion rendered in the Federal Income Tax Opinion relating to the conversion of Heritage Federal Savings and Loan Association from a federally-chartered mutual savings and loan association to a federally-chartered stock savings and loan association under Section 368(a)(1)(F) of the Internal Revenue Code (the "Code") dated January 12, 1998 as prepared by the law firm of Breyer & Aguggia, Washington, D.C. including the Affidavit of Representation dated January 9, 1998, as referenced in the Federal Income Tax Opinion; (2)

Deloitte Touche
Tohmatsu
International
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January 21, 1998
Board of Directors
Page 2

the letter of representation from Heritage Federal Savings & Loan Association and Heritage Bancorp, Inc. dated January 14, 1998 (the "Letter of
Representation") attached hereto as Exhibit A; and (3) the Plan of Conversion as adopted by the Association's Board of Directors on September 10, 1997 and subsequently amended on November 19, 1997 (the "Plan of Conversion").

ANALYSIS
--------

Chapter 6 of Title 12 of the Code of Laws of South Carolina imposes an income tax on corporations. With respect to such taxation, Section 12-6-1110 provides:

          "For South Carolina income tax purposes, gross income, adjusted gross income, and taxable income as calculated under the Internal Revenue Code are modified as provided in this article and subject to allocation and apportionment as provided in Article 17 of this chapter."

Section 12-6-40, entitled "Application of federal Internal Revenue Code to State tax laws," provides in part:

          "(A) 'Internal Revenue Code' means the Internal Revenue Code of 1986 as amended through December 31, 1996. . . ."

Chapter 13 of Title 12 of the Code of Laws of South Carolina imposes an income tax on associations which meet the qualified thrift lender test set forth in the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (P.L. 101-
73), as amended. With respect to such taxation, Section 12-13-20 provides in part:

          "The term 'net income,' as used in this chapter, [Income Tax on Building and Loan Associations] means taxable income as determined for a regular corporation in Chapter 7 [now
          Chapter 6 as discussed below] of this title after deducting all earnings accrued, paid, credited, or set aside for the benefit of holders of savings or investment accounts, any additions to reserves which are required by law, regulation, or direction of appropriate supervisory agencies, and a bad debt deduction. . ."
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January 21, 1998
Board of Directors
Page 3

The South Carolina Income Tax Act (the "Act"), which is codified in Chapter 6 of Title 12 of the Code of Laws of South Carolina (1976, as amended), is effective for taxable years beginning after 1995. Chapter 6 of Title 12 of Code of Laws of South Carolina replaces Chapter 7 of Title 12. Section 21 of Act 76, Laws of 1995, states in part:

          "Except where inappropriate, or as provided in Section 20 of this act, a reference in law, regulation, or other document to Chapters 7, 9, and 19 of Title 12 of the 1976 Code . . . is considered a reference to the appropriate provisions of Chapters 6, 8, 20, . . . of Title 12 of the 1976 Code."

The Act does not contain specific Sections which are identical to the Internal Revenue Code but merely adopts the entire Internal Revenue Code with certain exclusions then makes specific adjustments thereto.

As indicated above, taxable income as determined under Chapter 6 is determined under the Internal Revenue Code as of December 31, 1996, except to the extent the Internal Revenue Code as of December 31, 1996 is modified or specifically not adopted; therefore, taxable income under Chapter 13 is also determined under the Internal Revenue Code as of December 31, 1996. Since Association and Holding Company are taxed under Chapter 6 or Chapter 13 of the South Carolina Code, income tax transactions involving these corporations are taxed based on the Internal Revenue Code as of December 31, 1996, except to the extent it is modified or specifically not adopted. The South Carolina General Assembly, as of January 21, 1998, has not adopted the changes in the Internal Revenue Code passed by Congress under the provisions of the Taxpayer Relief Bill of 1997. We have reviewed the changes to Sec. 368 of the Internal Revenue Code and have determined that the changes to this Section, even if adopted by the South Carolina General Assembly, would not affect this Opinion on the South Carolina income tax consequences of the Stock Conversion.

None of the Internal Revenue Code sections excluded from South Carolina law by
Section 12-6-50 of the Code of Laws of South Carolina are relied upon in the opinion below, and none of the Code sections presented is modified by Chapter 6 of Title 12.

REPRESENTATIONS
---------------

We have received a signed letter, dated January 14, 1998, containing certain representations of management of the Association and the Holding Company in connection with this opinion.
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January 21, 1998
Board of Directors
Page 4

This letter is attached hereto as Exhibit A and is incorporated herein by reference and shall be considered an integral part of this opinion.

OPINION
-------

Based on the facts and assumptions set forth in and the opinions rendered in the Breyer & Aguggia Federal Income Tax Opinion letter, all of which are incorporated herein by reference, and our review and analysis of the Code of Laws of South Carolina (1976, as amended), the Letter of Representation, and the Plan of Conversion, it is our opinion that, provided the transaction is undertaken in accordance with the Plan of Conversion, the following will be the result for South Carolina income tax purposes:

1. The Stock Conversion will constitute a reorganization within the meaning of
   Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"). The Association and the Converted Association each will be a party to the reorganization within the meaning of Section 368(b) of the Code. No gain or loss will be recognized to either the Association or the Converted Association as a result of the Stock Conversion.

2. The assets of the Association will have the same basis in the hands of the Converted Association as in the hands of the Association immediately prior to the Stock Conversion (Section 362(b) of the Code).

3. The holding period of the assets of the Association to be received by the Converted Association will include the period during which the assets were held by the Association prior to the Stock Conversion (Section 1223(2) of the Code).

4. No gain or loss will be recognized by the Converted Association on the receipt of money from the Holding Company in exchange for shares of common stock of the Converted Association. (Section 1032(a) of the Code). The Holding Company will be transferring solely cash to the Converted Association in exchange for all the outstanding capital stock of the Converted Association and therefore will not recognize any gain or loss upon such transfer (Section 351(a) of the Code).

5. No gain or loss will be recognized by the Holding Company upon receipt of money from stockholders in exchange for shares of Common Stock (Section 1032(a) of the Code).

6. No gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders of the Association upon the issuance to them of deposit accounts in the

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January 21, 1998
Board of Directors
Page 5

    Converted Association in the same dollar amount and on the same terms and conditions in exchange for their deposit accounts in the Association held immediately prior to the Stock Conversion (Section 1001(a) of the Code).

7. The tax basis of the Eligible Account Holders' and Supplemental Eligible Account Holders' deposit accounts in the Converted Association received as part of the Stock Conversion will equal the tax basis of such account holders' corresponding deposit accounts in the Association surrendered in exchange therefor (Section 1012 of the Code).

8. The Eligible Account Holders and Supplemental Eligible Account Holders of the Association will realize gain or loss, if any, upon the constructive receipt of their interest in the liquidation account of the Converted Association and on the nontransferable subscription rights to purchase stock of the Holding Company in exchange for their proprietary rights in the Association. Any such gain will be recognized by the Association deposit account holders, but only in an amount not in excess of the fair market value of the liquidation account and subscription rights received (Section 1001 of the Code).

9. The basis of each account holder's interest in the liquidation account received in the Stock Conversion and to be established by the Converted Association pursuant to the Stock Conversion will be equal to the value, if any, of that interest.

10. No gain or loss will be recognized upon the exercise of a subscription right in the Stock Conversion.

11. The tax basis to the shareholders of the common stock of the Holding Company acquired in the Stock Conversion will be equal to the purchase price of such stock increased, in the case of such stock acquired pursuant to the exercise of subscription rights, by the adjusted basis, if any, of the subscription rights exercised (Section 1012 of the Code).

12. A shareholder's holding period of the common stock of the Holding Company acquired in the Stock Conversion pursuant to the exercise of subscription rights shall begin on the date on which the subscription rights are exercised (Section 1223(6) of the Code). The holding period of the common stock of the Holding Company acquired in the community offering will commence on the date following the date on which such stock is purchased.

This opinion is based solely upon:

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January 21, 1998
Board of Directors
Page 6

a) The representations, information, documents, and facts ("representations") that we have included or referenced in this opinion letter;

b) Our assumptions (without independent investigation or review) that all of the representations and all of the original, copies, and signatures of documents are accurate, true and authentic;

c) Our assumption (without independent investigation or review) that there will be timely execution, delivery, and performance as required by the representations and documents;

d) The understanding that only the South Carolina income tax issues and tax consequences opined upon herein are covered by this tax opinion; and

e) The law, regulations, cases, rulings and other tax authority in effect as of the date of this letter.

If there are any significant changes of the foregoing tax authorities (for which we have no responsibility to advise you), it may result in our opinion being rendered invalid, or necessitate (upon your request) a reconsideration of the opinion.

While this opinion represents our considered judgment as to the proper tax treatment to the parties involved, it is not binding on South Carolina or the state or federal courts.

This opinion letter is solely for your information, for the information of your shareholders and for inclusion in certain filings with regard to the transaction described herein as follows: (a) with the OTS as an exhibit to Application H-
(e)1-S filed by the Holding Company; (b) with the SEC as an exhibit to the Registration Statement; and (c) with the OTS as an exhibit to the Association's Application for Conversion. Other than the uses indicated in the preceding sentence, our opinion may not be relied upon, distributed, or disclosed by anyone without the prior written consent of Deloitte & Touche LLP.


Yours truly,

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

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                                     EXHIBIT A

                                     Heritage Bancorp, Inc.
                                     Heritage Federal Savings & Loan Association
                                     201 W. Main Street
                                     Laurens, South Carolina  29360


January 14, 1998

Deloitte & Touche LLP
1200 NationsBank Plaza
7 North Laurens Street
Greenville, South Carolina 29601

Gentleman and Ladies:

We understand that Deloitte & Touche LLP is issuing an opinion letter regarding the South Carolina income tax consequences of the conversion (the "Conversion") of Heritage Federal Savings and Loan Association from a federally-chartered mutual savings and loan association (the "Association") to a federally-chartered stock savings and loan association (the "Converted Association"). Concurrent with the Conversion, all of the Converted Association's to-be-issued common stock will be acquired by Heritage Bancorp, Inc. (the "Holding Company"), a newly-organized Delaware-chartered corporation. The Holding Company, which has an authorized capital structure of 10 million shares of common stock and 250,000 shares of preferred stock, will, in accordance with the Plan of Conversion, offer its shares of common stock for sale in a Subscription Offering and, if necessary, a Direct Community Offering.

Your opinion is based upon certain assumptions of fact set forth in your letter, certain of which you need us to confirm are true and correct.

We hereby represent and confirm to you as follows:

1. The Converted Association has no plan or intention to redeem or otherwise acquire any of its stock issued in the proposed transaction.

2. The Holding Company has no plan or intention to redeem or otherwise acquire any of its stock issued in the proposed transaction.


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January 14, 1998
Deloitte & Touche LLP
Page 2


3. Immediately following the consummation of the proposed transaction, the Converted Association will possess the same assets and liabilities as the Association held immediately prior to the proposed transaction, plus a portion of the proceeds from the sale of the Holding Company stock by the Holding Company. Assets used to pay expenses of the reorganization (without reference to the expenses incurred in the distribution of the subscription rights and public offering) and all distributions (except for regular, normal interest payments made by the Association immediately preceding the transaction) will in the aggregate constitute less than one percent of the net assets of the Association and any such expenses and distributions will be paid by the Holding Company and the Converted Association from the proceeds of the subscription rights offering and public offering.

4. Following the Conversion, the Converted Association will continue to engage in its business in substantially the same manner as engaged in by the Association prior to the Conversion, and has no plan or intention to sell or otherwise dispose of any of its assets, except in the ordinary course of business.

5. The Association is not under any jurisdiction of a court in any Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

6. The Holding Company has no plan or intention to sell or otherwise dispose of the stock of the Converted Association received by it in the proposed transaction. There is no plan or intention for Converted Association to be liquidated or merged into another corporation following consummation of the proposed transaction. Similarly, Holding Company is aware of no plan or intention on the part of its shareholders to sell or otherwise dispose of Holding Company Stock to be purchased in the proposed transaction.

7. Compensation to be paid to depositor-employees will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

8. The aggregate fair market value of the "qualifying deposits" (as that term is defined in the Plan of Conversion) held by eligible account holders and supplemental eligible account holders as of the close of business on the eligibility record date and supplemental eligibility record date, respectively, will equal or exceed 99% of the aggregate fair market value of all savings accounts (including those accounts of less than $50) in the Association as of the close of business on such date.

9. No shares of the Holding Company stock will be issued to or purchased by depositor-employees at a discount or as compensation in the proposed transaction.

10. No cash or property will be given to eligible account holders or supplemental eligible account holders in lieu of (a) non-transferable subscription rights, or (b) an interest in the liquidation account of the Converted Association.
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January 14, 1998
Deloitte & Touche LLP
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    At the time of the proposed transaction, the fair market value of the assets of the Association on a going concern basis will exceed the amount of its liabilities plus the amount of liabilities to which its assets are subject. Immediately before the Conversion, the Association will have a positive net worth.

11. The Association, the Converted Association, and the Holding Company are corporations within the meaning of Section 7701(a)(3) of the Code.

12. The Association's savings depositors will pay the expenses of the Conversion solely attributable to them, if any. The Holding Company, the Association, and the Converted Association will each pay its own expenses of the transaction and will not pay any expenses solely attributable to the savings depositors or to the Holding Company shareholders.

13. No eligible account holders or supplemental eligible account holders of qualifying deposits will be excluded from participation in the liquidation account.

14. The fair market value of the withdrawable savings accounts plus interests in the liquidation account of the Converted Association to be constructively received under the Plan of Conversion will in each instance be equal to the fair market value of the withdrawable savings accounts of the Association surrendered in exchange therefor. All proprietary rights in the Association form an integral part of the withdrawable savings accounts being surrendered in the exchange.

15. The Holding Company is not an investment company as described in Treasury Regulation Section 1.351-1(c).

16. Immediately following the Conversion, the former depositors of the Association will own all of the outstanding interests in the Converted Association liquidation account and will own such interests solely by reason of their ownership of deposits in the Association (including the attendant rights to liquidation proceeds) immediately before the Conversion.

17. At the time of the Conversion, the Association will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in the Converted Association.
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January 14, 1998
Deloitte & Touche LLP
Page 4


18. The liabilities of the Association assumed by the Converted Association plus the liabilities, if any, to which the transferred assets are subject were incurred by the Association in the ordinary course of its business.

Very truly yours,


HERITAGE BANCORP, INC.


By:  /s/ J. Edward Wells
   ------------------------------------------

Title:  President
      ---------------------------------------



HERITAGE FEDERAL SAVINGS AND LOAN ASSOCIATION


By:  /s/ J. Edward Wells
   ------------------------------------------

Title:  President
      ---------------------------------------